Farmer Mac Reports 2014 Financial Results
Core Earnings of $53.0 Million, Record Outstanding Business
Volume, and Continued Strong Credit Quality
WASHINGTON, D.C., March 16, 2015 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced its results for the quarter and year ended December 31, 2014, which included a new high of $14.6 billion in outstanding business volume and ongoing strong portfolio credit quality that remains at the most favorable end of Farmer Mac's historical range. Farmer Mac's 2014 core earnings, a non-GAAP measure, were $53.0 million ($4.67 per diluted common share), compared to $54.9 million ($4.90 per diluted common share) in 2013. Fourth quarter 2014 core earnings were $9.5 million ($0.84 per diluted common share), compared to $9.3 million ($0.82 per diluted common share) for third quarter 2014, and $15.3 million ($1.36 per diluted common share) for fourth quarter 2013.
Farmer Mac's President and Chief Executive Officer Tim Buzby stated, "Farmer Mac had a very successful year in 2014 and is poised for a great year in 2015. We grew our outstanding business volume by $647.4 million in 2014, and our credit quality continues to be extremely favorable. Throughout the year, our net effective spread trended up in all four lines of our business, reversing the contraction that occurred in all lines of business in 2013. We also issued new preferred stock in 2014 as part of our plan to redeem more expensive preferred stock issued five years ago. We strive to continuously innovate for our customers and to help them problem solve, all with the goal of delivering lower-cost capital for the benefit of their customers in rural America. This year, our customization of an existing product to offer the 'Farm Equity AgVantage' product, a financing vehicle for investors in agricultural assets, is the most recent example of this. This new product, plus growth in funding to the rural utilities industry within our institutional credit line of business helped lead to particularly strong net growth in the fourth quarter of nearly $600 million."
Earnings
Farmer Mac's net income attributable to common stockholders for 2014 was $38.3 million ($3.37 per diluted common share), compared to $71.8 million ($6.41 per diluted common share) for 2013 and in fourth quarter 2014 was $5.6 million ($0.50 per diluted common share), compared to $12.5 million ($1.11 per diluted common share) in fourth quarter 2013. Table 1 below provides a reconciliation of net income attributable to common stockholders to core earnings for the years ended December 31, 2014 and 2013 and for the quarters ended December 31, 2014, September 30, 2014, and December 31, 2013. The table also includes an additional presentation that shows core earnings excluding the effects of two short-term initiatives implemented in 2014: (1) the cash management and liquidity initiative described in more detail below that resulted in a net economic benefit of $11.4 million in 2014; and (2) the capital structure initiative described in more detail below that resulted in a significant increase in Farmer Mac's Tier 1 capital position and an increase in preferred stock dividend payments of $6.3 million in 2014 compared to before the issuance of the new capital.

Table 1

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings and Core Earnings Excluding Indicated Items
	For the Quarter Ended			For the Year Ended
	December 2014	September 2014	December 2013	2014	2013
	(in thousands)
Net income attributable to common stockholders	$5,647	$11,586	$12,485	$38,251	$71,833
Less the after-tax effects of:
Unrealized (losses)/gains on financial derivatives and hedging activities	(3,717)	2,685	8,003	(6,480)	29,368
Gains on trading assets	679	(21)	(50)	1,038	(533)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(811)	(440)	(10,864)	(9,457)	(12,467)
Net effects of settlements on agency forward contracts	(30)	73	114	103	573
Sub-total	(3,879)	2,297	(2,797)	(14,796)	16,941
Core earnings	$9,526	$9,289	$15,282	$53,047	$54,892

Less the after-tax effects of:
Cash Management and Liquidity Initiative:
Gains on securities sold, not yet purchased	8,328	10,661	—	24,070	—
Interest expense related to securities purchased under agreements to resell and securities sold, not yet purchased	(8,863)	(11,646)	—	(25,595)	—
Tax benefits related to cash management and liquidity initiative	1,361	—	—	12,961	—
Sub-total	826	(985)	—	11,436	—
Capital Structure Initiative:
Net increase in preferred dividends due to pre-funding of preferred issuances in advance of calling Farmer Mac II LLC Preferred Stock (1)	(2,279)	(2,268)	—	(6,318)	—
Core earnings excluding indicated items	$10,979	$12,542	$15,282	$47,929	$54,892

(1)
Amounts for 2014 reflect the changes from the capital structure as of December 31, 2013 which consisted of $60.0 million of Series A preferred stock and $250.0 million of Farmer Mac II LLC Preferred Stock, in addition to common stock, additional paid-in capital, accumulated other comprehensive income, and retained earnings. The capital structure effects of pre-funding include issuances of $75.0 million of 6.875% Non-Cumulative Preferred Stock, Series B on March 25, 2014 and $75.0 million of 6.000% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C on June 20, 2014 and the purchase of $6.0 million of FALConS from certain holders on May 14, 2014.

Table 2 below analyzes the performance of Farmer Mac's underlying business apart from the effects of the cash management and liquidity initiative and the capital structure initiative.

Table 2

Changes in Core Earnings Excluding Indicated Items
	Quarter-to-Quarter Changes		Year-over-year changes from 2013 to 2014
	Sequentially from third quarter 2014 to fourth quarter 2014	Year-over-year from fourth quarter 2013 to fourth quarter 2014
	(in thousands)
Previous respective quarter's and year's core earnings excluding indicated items	$12,542	$15,282	$54,892
Change in after-tax effects of:
Net effective spread	(863)	(801)	(1,333)
Net credit related income (1)	(260)	255	1,838
Guarantee and commitment fees	(34)	(326)	(422)
Gains on sales of available-for-sale investment securities and gains on repurchase of debt	257	(326)	(2,479)
Operating expenses	(100)	(546)	(1,191)
Other tax benefits	—	(2,100)	(2,112)
Other components (2)	(563)	(459)	(1,264)
Sub-total	(1,563)	(4,303)	(6,963)
Core earnings excluding indicated items for the quarter ended December 31, 2014 and year ended December 31, 2014	$10,979	$10,979	$47,929

(1)
The change in net credit related income for the quarter-to-quarter changes is primarily attributable to the after-tax difference between the net releases from/provision for the allowance for losses, which was $0.3 million after-tax release in fourth quarter 2014, $0.5 million after-tax release in third quarter 2014, and a $8,000 after-tax provision in fourth quarter 2013. The change in net credit related income from the full year 2013 to full year 2014 was primarily attributable to the after-tax difference between the net release from/provision for the allowance for losses, which was a $2.1 million after-tax release in 2014 and $0.3 million after-tax provision in 2013.

(2)	Represents other income, hedging costs, and other miscellaneous items.

When removing the effects of the items indicated in Table 1 related to the two 2014 initiatives, core earnings for 2014 were $47.9 million ($4.22 per diluted common share), compared to $54.9 million ($4.90 per diluted common share) in 2013. The decrease in core earnings excluding indicated items in 2014 relative to 2013 was due in large part to several unique items that decreased net effective spread, gains on the sale of available-for-sale investment securities and gains on repurchase of debt, and other tax benefits, as well as an increase in operating expenses. The decrease in gains on sale of available-for-sale investment securities and gains on repurchase of debt was a result of a $2.0 million after-tax gain from the sale of a single investment security in 2013 on which Farmer Mac also realized tax benefits of $1.1 million, as well as a $1.0 million after-tax gain from the repurchase of debt, neither of which recurred in 2014. The reduction in other tax benefits was a result of a $2.1 million recognition of tax benefits from applying capital loss carryforwards to capital gains recognized on investment securities in 2013, compared to $0.9 million of similar tax benefits in 2014. The increase in operating expenses was primarily attributable to an increase in compensation expense and other costs related to corporate initiatives. The increase in compensation expense was due primarily to increased headcount and annual salary adjustments. The increase in annual salary adjustments reflects a change to the allocation of total compensation elements for Farmer Mac's executive officers in 2014 that resulted in a shift in compensation opportunity toward base salary and annual cash compensation and a commensurate reduction in the targeted value of equity-based long-term incentive compensation.
Core earnings in fourth quarter 2014 were $9.5 million, compared to $15.3 million in fourth quarter 2013 and $9.3 million in third quarter 2014. When removing the effects of the indicated items, core earnings for fourth quarter 2014 were $11.0 million ($0.97 per diluted common share), compared to $15.3 million ($1.36 per diluted share) in fourth quarter 2013 and $12.5 million ($1.10 per diluted share) in third quarter 2014. The decrease in fourth quarter 2014 core earnings excluding indicated items compared to fourth quarter 2013 was primarily attributable to:

•	a $0.8 million after-tax decrease in net effective spread;

•	the loss of $0.5 million of tax benefits as a result of the October 2014 redemption of CoBank preferred stock; and

•	the recognition of a $2.1 million federal income tax benefit in fourth quarter 2013 unrelated to the cash management and liquidity initiative that did not recur in fourth quarter 2014.
The decrease in core earnings excluding indicated items for fourth quarter 2014 compared to third quarter 2014 was primarily attributable to:

•	a $0.9 million after-tax decrease in net effective spread; and

•	the loss of $0.5 million of tax benefits as a result of the October 2014 redemption of CoBank preferred stock.
See "Non-GAAP Earnings Measures" below for more information about core earnings and core earnings excluding indicated items.

Regarding the change in net income attributable to common stockholders, the decrease in both annual and year-over-year fourth quarters was mostly due to the effects of unrealized fair value changes on financial derivatives and hedged assets, which was a $6.5 million after-tax loss in 2014 compared to a $29.4 million after-tax gain in 2013 and a $3.7 million after-tax loss in fourth quarter 2014 compared to a $8.0 million after-tax gain in fourth quarter 2013. Also contributing to these decreases was the increase in preferred stock dividend payments attributable to the capital structure initiative. Fourth quarter 2013 also included a $2.1 million federal income tax benefit not related to the cash management and liquidity initiative, as capital loss carryforwards offset certain capital gains, and $10.3 million after-tax of acceleration of premium amortization from significant refinancing activity in the Rural Utilities line of business.
Net Effective Spread
Farmer Mac's net effective spread was $103.2 million (83 basis points) in 2014, compared to $105.3 million (86 basis points) in 2013. This decrease was primarily attributable to:

•	the loss of $2.1 million in preferred dividend income resulting from the October 2014 redemption of CoBank preferred stock (2 basis points);

•	a $2.2 million decrease in interest income payments received from non-accruing Farm & Ranch loans; and

•
an increase of $0.6 million in interest expense due to double financing resulting from the early recasting of certain rural utilities loans and AgVantage securities in fourth quarter 2013 and first quarter 2014, which expired at the end of first quarter 2014.

In the absence of the redemption of the CoBank preferred stock and the impact of the double financing, net effective spread in 2014 would have increased relative to 2013 as Farmer Mac increased its spreads on certain Farm & Ranch loan products in second quarter 2014 and also benefited from a decrease in the amount of unscheduled prepayments on the loans in its portfolio and the fact that new loans purchased in 2014 generally earned higher spreads than the spreads on the loans that did prepay during the year.
Farmer Mac's net effective spread was $25.9 million (83 basis points) in fourth quarter 2014, compared to $27.1 million (85 basis points) in fourth quarter 2013 and $27.2 million (89 basis points) in third quarter 2014. The decrease in net effective spread compared to fourth quarter 2013 and third quarter 2014 was primarily attributable to the loss of $2.1 million in preferred dividend income resulting from the October 2014 redemption of CoBank preferred stock (7 basis points on an annualized basis), which was partially offset by net growth in higher spread Farm & Ranch loans and USDA Securities throughout 2014. The decrease in net effective spread compared to fourth quarter 2013 was also due to a $1.8 million decrease in interest income payments received from non-accruing Farm & Ranch loans, which was partially offset by $0.7 million of double financing resulting from the early recasting of certain rural utilities loans and AgVantage securities in fourth quarter 2013.
Business Segments and Presentation
Farmer Mac's management has determined that Farmer Mac's operations consist of four reportable operating segments, effective January 1, 2014. The four segments are Farm & Ranch, USDA Guarantees, Rural Utilities, and Institutional Credit. The Institutional Credit business segment is comprised of all of Farmer Mac's AgVantage securities, which were included as components of the Farm & Ranch and Rural Utilities segments prior to 2014. Net effective spread by business segment for 2014 was $31.8 million (164 basis points) for Farm & Ranch, $18.3 million (107 basis points) for USDA Guarantees, $10.7 million (106 basis points) for Rural Utilities, and $28.6 million (57 basis points) for Institutional Credit. Net effective spread by business segment for fourth quarter 2014 was $8.7 million (171 basis points) for Farm & Ranch, $5.3 million (119 basis points) for USDA Guarantees, $2.9 million (118 basis points) for Rural Utilities, and $7.3 million (58 basis points) for Institutional Credit. Net effective spread for all four operating segments increased in terms of both dollars and basis points in fourth quarter 2014 compared to third quarter 2014.

Business Volume
Farmer Mac added $2.8 billion of new business during 2014, with Farm & Ranch loan purchases and LTSPCs, USDA Securities purchases, and Institutional Credit AgVantage securities purchases driving the volume. Specifically, Farmer Mac:

•	purchased $1.3 billion of AgVantage securities;

•	purchased $697.8 million of newly originated Farm & Ranch loans;

•	added $369.9 million of Farm & Ranch loans under LTSPCs;

•	purchased $343.0 million of USDA Securities; and

•	purchased $75.5 million of Rural Utilities loans.

During fourth quarter 2014, Farmer Mac added $816.5 million of new business volume, with Institutional Credit AgVantage securities and Farm & Ranch loan purchases driving the volume. Specifically, Farmer Mac:

•	purchased $454.5 million of AgVantage securities;

•	purchased $196.1 million of newly originated Farm & Ranch loans;

•	added $72.0 million of Farm & Ranch loans under LTSPCs;

•	purchased $86.9 million of USDA Securities; and

•	purchased $7.0 million of Rural Utilities loans.
The total new business volume for 2014 was more than the $2.1 billion of maturities and principal paydowns on existing business during 2014, resulting in Farmer Mac's outstanding business volume increasing a net $647.4 million from December 31, 2013 to $14.6 billion as of December 31, 2014. Farmer Mac had $223.6 million in maturities and principal paydowns on existing business during fourth quarter 2014.
Farmer Mac has experienced continuing stable demand for its loan products in the Farm & Ranch line of business, although growth rates have leveled off as the refinancing trend has abated. However, net growth in Farm & Ranch loans is expected to continue to increase as prepayment rates have slowed more than gross loan growth. Farmer Mac continues to expand its lender network, customer base, and product set, which may generate additional demand for Farmer Mac's products from new sources. As an example, $95.0 million of the AgVantage securities new business volume for 2014 was purchased under "Farm

Equity AgVantage" facilities, a variation of Farmer Mac's AgVantage wholesale financing product. Although this product is in the early stages of development, Farmer Mac believes there is opportunity to expand this type of business as both the trend toward institutional investment in agricultural assets and awareness of the Farm Equity AgVantage product continue to grow.
Credit Quality
The high credit quality of Farmer Mac's four lines of business continued during 2014. In the Farm & Ranch portfolio, 90-day delinquencies were $18.9 million (0.35 percent of the Farm & Ranch portfolio) as of December 31, 2014, compared to $24.7 million (0.46 percent) as of September 30, 2014, and $28.3 million (0.55 percent) as of December 31, 2013. Farmer Mac recorded net releases of $3.2 million from the allowance for losses during 2014, compared to $0.4 million of net provisions for 2013. Charge-offs were $0.1 million in 2014 compared to $4.0 million in 2013. Farmer Mac also recorded recoveries of $45,000 in 2014 compared to no recoveries in 2013. In fourth quarter 2014, Farmer Mac recorded net releases of $0.5 million compared to net releases of $0.8 million in third quarter 2014, and net provisions of $12,000 in fourth quarter 2013.
For Farmer Mac's other lines of business, there are currently no delinquent AgVantage securities or Rural Utilities loans, and USDA Securities are backed by the full faith and credit of the United States. As a result, across all of Farmer Mac's lines of business, 90-day delinquencies represented 0.13 percent of total business volume as of December 31, 2014, compared to 0.20 percent as of December 31, 2013.
The western part of the United States, including California, continues to experience drought conditions, with the water level in many California reservoirs at historically low levels. Although to date Farmer Mac has not observed any material effect on its portfolio from drought conditions, the persistence of extreme drought conditions in the western states could have an adverse effect on Farmer Mac’s delinquency rates or loss experience. This is particularly true in the permanent plantings sector and the dairy sector. For permanent plantings, the value of the related collateral is closely tied to the production value and capability of the permanent plantings. The dairy sector may experience increased feed costs as water is diverted away from hay acreage commonly relied upon by dairy producers and toward land supporting other agricultural commodities. Farmer Mac continues to monitor the drought and its effects on the agricultural industries located in the western states, as well as its effects on Farmer Mac's Farm & Ranch line of business.
Liquidity and Capital
Farmer Mac is required to hold capital in excess of the higher of its statutory minimum capital requirement and the amount required by the risk-based capital stress test prescribed by Farm Credit Administration ("FCA") regulations. Farmer Mac's core capital totaled $766.3 million as of December 31, 2014, exceeding the statutory minimum capital requirement by $345.0 million, or 82 percent. The statutory minimum requirement was higher than the amount required by the risk-based capital stress test as of December 31, 2014.
As of December 31, 2014, Farmer Mac's total stockholders' equity was $545.8 million, compared to $332.6 million as of December 31, 2013. Farmer Mac enhanced its Tier 1 capital position through issuances of a total of $150.0 million in preferred stock during the first half of 2014 and also increased its retained earnings in 2014. Based on this strengthened capital position and consistent with Farmer Mac's recapitalization plans, Farmer Mac and its subsidiary, Farmer Mac II LLC, announced on February 27, 2015 the intent to redeem all outstanding shares of Farmer Mac II Preferred Stock on March 30, 2015. That redemption also will trigger the redemption of all $250.0 million of the outstanding related Farm Asset Linked Capital Securities ("FALConS") on March 30, 2015, which is the initial redemption date for those securities. Farmer Mac does not currently anticipate the need to issue any more preferred stock to fund the planned redemption of the Farmer Mac II Preferred Stock and related FALConS, which do not constitute Tier 1 capital-eligible securities.
As prescribed by FCA regulations, Farmer Mac is required to maintain a minimum of 90 days of liquidity. In accordance with the methodology prescribed by those regulations, Farmer Mac maintained an average of 162 days of liquidity during 2014 and had 146 days of liquidity as of December 31, 2014.

Cash Management and Liquidity Initiative
Effective January 16, 2015, the Federal Reserve Bank of New York accepted Farmer Mac as a counterparty in its fixed-rate, full-allotment overnight reverse repurchase facility (the "RRP Facility"). Approved participants in the RRP Facility are eligible to make short-term loans to the Federal Reserve secured by U.S. Treasury securities by entering into repurchase (repo) transactions with the Federal Reserve’s trading desk. Farmer Mac believes that participation in the RRP Facility will provide Farmer Mac with key benefits including:

•
diversifying Farmer Mac’s short-term investment alternatives by providing a cost-effective alternative to other sources of short-term investments that can be used in significant size and that is likely to be available even in times of stress in the financial markets; and

•	reducing Farmer Mac’s counterparty risk compared to the typical commercial counterparty risk inherent in similar transactions with non-governmental entities.
This initiative involved establishing a significant term repo investment, as well as an associated financing liability of securities sold, not yet purchased. As of December 31, 2014, Farmer Mac had closed these term repo asset and related financing liability positions. For 2014, Farmer Mac incurred a total of $39.4 million in interest expense related to the financing costs of this initiative and $37.0 million of realized gains from the securities sold, not yet purchased. The initiative produced a $13.0 million tax benefit as of December 31, 2014 from capital loss carryforwards that previously had a full valuation allowance against them, which was recorded as a reduction to income tax expense in 2014. Farmer Mac's full-year, net economic benefit of the cash management and liquidity initiative was $11.4 million in 2014, after netting the related incremental after-tax net financing costs over the term of the initiative with the tax benefit recognized in 2014. The interest expense, realized gains, and the tax benefits of this initiative are included as part of core earnings, just as the investment portfolio losses that generated the related capital loss carryforwards were included in core earnings when the losses occurred in 2008 and 2009. The interest expense is excluded from net effective spread because the associated benefit is not similarly recorded in net effective spread, but rather through tax benefits.

For more information about this initiative, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Cash Management and Liquidity Initiative" in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2014 filed with the U.S. Securities and Exchange Commission (the "SEC") today.
Capital Structure Initiative
During 2014, Farmer Mac issued a total of $150.0 million of preferred stock during the first half of 2014 as part of a capital structure initiative under which Farmer Mac increased its Tier 1 capital position and reduced its risk by taking advantage of favorable market conditions to issue preferred stock in advance of the planned March 30, 2015 redemption of all outstanding shares of Farmer Mac II LLC Preferred Stock (presented as "Non-controlling interest - preferred stock" within equity on Farmer Mac's consolidated balance sheets). This redemption will trigger the redemption of all outstanding related FALConS on the same day. The $8.1 million of direct costs related to the issuance of Farmer Mac II LLC Preferred Stock will be recognized as expense in the consolidated statement of operations in the period in which the Farmer Mac II LLC Preferred Stock is redeemed and, consistent with prior treatment of such non-cash expenses, will be excluded from Farmer Mac's core earnings. The capital structure initiative resulted in an increase in preferred stock dividend payments of $6.3 million in 2014 compared to before the issuance of the $150.0 million of preferred stock.
Non-GAAP Earnings Measures
Farmer Mac uses core earnings, a non-GAAP financial measure, to measure corporate economic performance and develop financial plans because, in management's view, core earnings is a useful alternative measure in understanding Farmer Mac's economic performance, transaction economics, and business trends. Core earnings principally differs from net income attributable to common stockholders by excluding the effects of fair value accounting, which are not expected to have a cumulative net impact on financial condition or results of operations reported in accordance with GAAP if the related financial instruments are held to maturity, as is generally expected. Core earnings also differs from net income attributable to common stockholders by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business. Although the interest expense, realized gains, and tax benefits for 2014 related to the cash management and liquidity initiative implemented in second quarter 2014 are not expected to significantly affect Farmer Mac's earnings beyond 2014, these items are included as part of core earnings because they reflect Farmer Mac's economic financial performance and significantly contribute to cash profitability and retained earnings while the initiative is in effect. The inclusion of the effects of the cash management and liquidity initiative in core earnings is also consistent with the inclusion in core earnings of the investment portfolio losses recognized in 2008 and 2009 that generated the capital loss carryforwards related to the tax benefits recognized in 2014.
In management's view, core earnings excluding items related to the cash management and liquidity initiative and the capital structure initiative is another useful alternative measure in understanding Farmer Mac's profitability because the measure excludes these shorter-term initiatives that are not expected to significantly affect Farmer Mac's financial performance beyond 2014. Farmer Mac believes that this alternative measure facilitates useful comparisons of financial performance between quarters within 2014 as the two initiatives were phased in and to prior years when these initiatives were not in effect and therefore had no effect on Farmer Mac's financial performance. Core earnings excluding the indicated items principally differs from net income attributable to common stockholders by excluding the items discussed above that are also excluded from core earnings (primarily the effects of fair value accounting guidance and specified transactions that may not reflect Farmer Mac's economic financial performance) and then also excluding the effects of the cash management and liquidity initiative and the capital structure initiative.
These non-GAAP financial measures may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of these non-GAAP measures is intended to be supplemental in nature, and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP.

A reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings is presented in the following tables along with a breakdown of the composition of core earnings:

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	December 31, 2014	December 31, 2013
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$5,647	$12,485
Less the after-tax effects of:
Unrealized (losses)/ gains on financial derivatives and hedging activities	(3,717)	8,003
Gains/(losses) on trading assets (1)	679	(50)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(811)	(10,864)
Net effects of settlements on agency forward contracts	(30)	114
Sub-total	(3,879)	(2,797)
Core earnings	$9,526	$15,282

Composition of Core Earnings:
Revenues:
Net effective spread (2)	$25,911	$27,144
Guarantee and commitment fees	6,628	7,130
Other (3)	(1,285)	427
Total revenues	31,254	34,701

Credit related expenses:
(Release of)/provision for losses	(479)	12
REO operating expenses	48	3
Losses/(gains) on sale of REO	28	(26)
Total credit related income	(403)	(11)

Operating expenses:
Compensation and employee benefits	4,971	4,025
General and administrative	2,992	3,104
Regulatory fees	600	594
Total operating expenses	8,563	7,723

Net earnings	23,094	26,989
Income tax expense (4)	4,858	5,279
Non-controlling interest	5,414	5,546
Preferred stock dividends	3,296	882
Core earnings	$9,526	$15,282

Core earnings per share:
Basic	$0.87	$1.41
Diluted	0.84	1.36

(1)	Excludes realized gains related to securities sold, not yet purchased of $12.8 million during the three months ended December 31, 2014.

(2)
Fourth quarter 2013 includes the impact of one-time adjustments for recovered buyout interest and yield maintenance of $1.8 million in fourth quarter 2013 and $0.7 million associated with the early refinancing of AgVantage securities and the recasting of certain Rural Utilities loans.

(3)
Includes $13.6 million of interest expense related to securities purchased under agreements to resell and securities sold, not yet purchased and $12.8 million of realized gains on securities sold, not yet purchased during the three months ended December 31, 2014. Fourth quarter 2013 includes gains on the repurchase of debt of $1.5 million, partially offset by realized losses on the sale of available-for-sale securities of $0.9 million.

(4)
Includes the reduction of $1.4 million of tax valuation allowance against capital loss carryforwards related to capital gains on securities sold, not yet purchased during the three months ended December 31, 2014 and a reduction in tax valuation allowance of $2.1 million associated with certain gains on investment portfolio assets during the three months ended December 31, 2013.

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Year Ended
	December 31, 2014	December 31, 2014
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$38,251	$71,833
Less the after-tax effects of:
Unrealized (losses)/gains on financial derivatives and hedging activities	(6,480)	29,368
Gains/(losses) on trading assets (1)	1,038	(533)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value (2)	(9,457)	(12,467)
Net effects of settlements on agency forward contracts	103	573
Sub-total	(14,796)	16,941
Core earnings	$53,047	$54,892

Composition of Core Earnings:
Revenues:
Net effective spread	$103,200	$105,251
Guarantee and commitment fees	27,273	27,922
Other (3)	(4,216)	3,421
Total revenues	126,257	136,594

Credit related expenses:
(Release of)/provision for losses	(3,166)	448
REO operating expenses	110	423
Gains on sale of REO	(137)	(1,236)
Total credit related income	(3,193)	(365)

Operating expenses:
Compensation and employee benefits	19,009	17,817
General and administrative	12,197	11,563
Regulatory fees	2,381	2,375
Total operating expenses	33,587	31,755

Net earnings	95,863	105,204
Income tax expense (4)	10,785	24,630
Non-controlling interest	22,192	22,187
Preferred stock dividends	9,839	3,495
Core earnings	$53,047	$54,892

Core earnings per share:
Basic	$4.86	$5.07
Diluted	4.67	4.90

(1)	Excludes realized gains related to securities sold, not yet purchased of $37.0 million during 2014.

(2)
Includes $7.5 million and $10.3 million related to the acceleration of premium amortization in 2014 and 2013, respectively, due to significant refinancing activity in the Rural Utilities line of business.

(3)
Includes $39.4 million of interest expense related to securities purchased under agreements to resell and securities sold, not yet purchased and $37.0 million of realized gains on securities sold, not yet purchased during 2014. Includes $3.1 million of realized gains from the sale of an available-for-sale investment security during 2013.

(4)
Includes the reduction of $13.0 million of tax valuation allowance against capital loss carryforwards related to capital gains on securities sold, not yet purchased during 2014, a reduction in tax valuation allowance of $0.9 million and $2.1 million associated with certain gains on investment portfolio assets during 2014 and 2013, respectively, and the reduction of $1.1 million of tax valuation allowance against capital loss carryforwards related to realized gains from the sale of an available-for-sale investment security during 2013.

For 2014, the aggregate effect of the cash management and liquidity initiative was after-tax expense of $25.6 million and after-tax income of $37.0 million, respectively, and the effect of the capital structure initiative was additional after-tax expense of $6.3 million. Core earnings excluding these initiatives for the years ended December 31, 2014 and 2013 were $47.9 million and $54.9 million, respectively.
More complete information about Farmer Mac's performance during 2014 is set forth in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2014 filed today with the SEC.
Forward-Looking Statements
In addition to historical information, this release includes forward-looking statements that reflect management's current expectations as to Farmer Mac's future financial results, business prospects, and business developments. Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties. Various factors or events could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding:

•	the availability to Farmer Mac of debt and equity financing and, if available, the reasonableness of rates and terms;

•	legislative or regulatory developments that could affect Farmer Mac or its sources of business;

•	fluctuations in the fair value of assets held by Farmer Mac and its subsidiaries;

•
the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac credit products and the secondary market provided by Farmer Mac;

•	the general rate of growth in agricultural mortgage and rural utilities indebtedness;

•
the impact of economic conditions, including the effects of drought and other weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity;

•	developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving government-sponsored enterprises, including Farmer Mac;

•	changes in the level and direction of interest rates, which could, among other things, affect the value of collateral securing Farmer Mac's agricultural mortgage loan assets; and

•	volatility in commodity prices relative to costs of production and/or export demand for U.S. agricultural products.
Other risk factors are discussed in Farmer Mac's Annual Report on Form 10‑K for the year ended December 31, 2014 as filed with the SEC earlier today. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release.  The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as the SEC otherwise requires.
Earnings Conference Call Information
The conference call to discuss Farmer Mac's 2014 financial results and Form 10-K will be held beginning at 11:00 a.m. eastern time on Monday, March 16, 2015 and can be accessed by telephone or live webcast as follows:
Telephone (Domestic): (888) 346-2616
Telephone (International): (412) 902-4254
Webcast: http://www.farmermac.com/Investors/ConferenceCall/
If you are dialing in to the call, please ask for the conference chairman Tim Buzby. You will receive additional instructions when you join the call. The call can be heard live and will also be available for replay on Farmer Mac’s website at the link provided above for two weeks following the conclusion of the call.

About Farmer Mac
Farmer Mac is the stockholder-owned company created to deliver capital and increase lender competition for the benefit of American agriculture and rural communities. Additional information about Farmer Mac (including the Annual Report on Form 10-K referenced above) is available on Farmer Mac's website at www.farmermac.com. Farmer Mac II LLC is a subsidiary of Farmer Mac that operates the USDA Guarantees line of business of purchasing and holding USDA-guaranteed loans. Information about Farmer Mac II LLC is available on its website at www.farmermac2.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Chris Bohanon, Media Inquiries
(202) 872-7700

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of
	December 31, 2014	December 31, 2013
	(in thousands)
Assets:
Cash and cash equivalents	$1,363,387	$749,313
Investment securities:
Available-for-sale, at fair value	1,938,499	2,483,147
Trading, at fair value	689	928
Total investment securities	1,939,188	2,484,075
Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value	3,659,281	5,091,600
Held-to-maturity, at amortized cost	1,794,620	—
Total Farmer Mac Guaranteed Securities	5,453,901	5,091,600
USDA Securities:
Available-for-sale, at fair value	1,731,222	1,553,669
Trading, at fair value	40,310	58,344
Total USDA Securities	1,771,532	1,612,013
Loans:
Loans held for investment, at amortized cost	2,833,461	2,570,125
Loans held for investment in consolidated trusts, at amortized cost	692,478	629,989
Allowance for loan losses	(5,864)	(6,866)
Total loans, net of allowance	3,520,075	3,193,248
Real estate owned, at lower of cost or fair value	421	2,617
Financial derivatives, at fair value	4,177	19,718
Interest receivable (includes $9,509 and $9,276, respectively, related to consolidated trusts)	104,550	107,201
Guarantee and commitment fees receivable	41,786	43,904
Deferred tax asset, net	33,391	44,045
Prepaid expenses and other assets	55,413	14,046
Total Assets	$14,287,821	$13,361,780

Liabilities and Equity:
Liabilities:
Notes payable:
Due within one year	$7,353,953	$7,338,781
Due after one year	5,471,186	5,001,169
Total notes payable	12,825,139	12,339,950
Debt securities of consolidated trusts held by third parties	424,214	261,760
Financial derivatives, at fair value	84,844	75,708
Accrued interest payable (includes $5,145 and $2,823, respectively, related to consolidated trusts)	48,355	53,772
Guarantee and commitment obligation	37,925	39,667
Accounts payable and accrued expenses	81,252	9,986
Reserve for losses	4,263	6,468
Total Liabilities	13,505,992	12,787,311
Commitments and Contingencies (Note 6)
Equity:
Preferred stock:
Series A, par value $25 per share, 2,400,000 shares authorized, issued and outstanding	58,333	58,333
Series B, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,044	—
Series C, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,382	—
Common stock:
Class A Voting, $1 par value, no maximum authorization, 1,030,780 shares outstanding	1,031	1,031
Class B Voting, $1 par value, no maximum authorization, 500,301 shares outstanding	500	500
Class C Non-Voting, $1 par value, no maximum authorization, 9,406,267 shares and 9,354,804 shares outstanding, respectively	9,406	9,355
Additional paid-in capital	113,559	110,722
Accumulated other comprehensive income/(loss), net of tax	15,533	(16,202)
Retained earnings	201,013	168,877
Total Stockholders' Equity	545,801	332,616
Non-controlling interest - preferred stock	236,028	241,853
Total Equity	781,829	574,469
Total Liabilities and Equity	$14,287,821	$13,361,780

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Year Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(in thousands, except per share amounts)
Interest income:
Investments and cash equivalents	$2,423	$5,472	$17,269	$21,940
Farmer Mac Guaranteed Securities and USDA Securities	28,057	32,328	118,430	128,399
Loans	27,719	11,380	94,875	85,059
Total interest income	58,199	49,180	230,574	235,398
Total interest expense	44,606	35,777	170,720	137,276
Net interest income	13,593	13,403	59,854	98,122
Release of/(provision for) loan losses	462	(117)	961	481
Net interest income after release of/(provision for) for loan losses	14,055	13,286	60,815	98,603
Non-interest income:
Guarantee and commitment fees	6,094	6,768	25,187	26,958
(Losses)/gains on financial derivatives and hedging activities	(9,178)	9,263	(21,646)	31,764
Gains/(losses) on trading securities	13,857	(76)	38,629	(819)
(Losses)/gains on sale of available-for-sale investment securities	—	(960)	(238)	2,113
Gains on repurchase of debt	—	1,462	—	1,462
(Losses)/gains on sale of real estate owned	(28)	26	137	1,236
Other income	920	539	1,714	3,057
Non-interest income	11,665	17,022	43,783	65,771
Non-interest expense:
Compensation and employee benefits	4,971	4,025	19,009	17,817
General and administrative	2,992	3,104	12,197	11,563
Regulatory fees	600	594	2,381	2,375
Real estate owned operating costs, net	48	3	110	423
(Release of)/provision for reserve for losses	(17)	(105)	(2,205)	929
Non-interest expense	8,594	7,621	31,492	33,107
Income before income taxes	17,126	22,687	73,106	131,267
Income tax expense	2,769	3,774	2,824	33,752
Net income	14,357	18,913	70,282	97,515
Less: Net income attributable to non-controlling interest - preferred stock dividends	(5,414)	(5,546)	(22,192)	(22,187)
Net income attributable to Farmer Mac	8,943	13,367	48,090	75,328
Preferred stock dividends	(3,296)	(882)	(9,839)	(3,495)
Net income attributable to common stockholders	$5,647	$12,485	$38,251	$71,833

Earnings per common share and dividends:
Basic earnings per common share	$0.52	$1.14	$3.50	$6.64
Diluted earnings per common share	$0.50	$1.11	$3.37	$6.41
Common stock dividends per common share	$0.14	$0.12	$0.56	$0.48

The following table sets forth information regarding outstanding volume in each of Farmer Mac's four lines of business as of the dates indicated:

Lines of Business - Outstanding Volume
	As of December 31, 2014	As of December 31, 2013
	(in thousands)
On-balance sheet:
Farm & Ranch:
Loans	$2,118,867	$1,875,958
Loans held in trusts:
Beneficial interests owned by third party investors	421,355	259,509
USDA Guarantees:
USDA Securities	1,756,224	1,645,806
Farmer Mac Guaranteed USDA Securities	27,832	21,089
Rural Utilities:
Loans	718,213	698,010
Loans held in trusts:
Beneficial interests owned by Farmer Mac	267,396	354,241
Institutional Credit:
AgVantage Securities	5,410,413	5,066,855
Total on-balance sheet	$10,720,300	$9,921,468
Off-balance sheet:
Farm & Ranch:
LTSPCs	$2,240,866	$2,261,862
Guaranteed Securities	636,086	765,751
USDA Guarantees:
Farmer Mac Guaranteed USDA Securities	13,978	20,222
Institutional Credit:
AgVantage Securities	986,528	981,009
Total off-balance sheet	$3,877,458	$4,028,844
Total	$14,597,758	$13,950,312

The following table presents the quarterly net effective spread by segment for fourth quarter 2014 and the previous eight quarters:

	Net Effective Spread by Line of Business
	Farm & Ranch		USDA Guarantees		Rural Utilities		Institutional Credit		Corporate		Net Effective Spread
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
December 31, 2014 (1)	$8,682	1.71%	$5,250	1.19%	$2,908	1.18%	$7,339	0.58%	$1,732	0.26%	$25,911	0.83%
September 30, 2014	8,207	1.68%	5,073	1.18%	2,890	1.16%	7,295	0.58%	3,773	0.59%	27,238	0.89%
June 30, 2014	7,820	1.64%	4,159	0.99%	2,953	1.16%	7,257	0.57%	4,160	0.57%	26,349	0.84%
March 31, 2014 (2)	7,114	1.53%	3,784	0.91%	1,990	0.73%	6,672	0.53%	4,142	0.56%	23,702	0.75%
December 31, 2013 (2)	10,113	2.20%	4,022	0.97%	2,379	0.89%	6,210	0.49%	4,420	0.58%	27,144	0.85%
September 30, 2013	7,980	1.86%	4,505	1.09%	2,974	1.12%	6,205	0.49%	4,117	0.57%	25,781	0.83%
June 30, 2013	8,228	2.08%	4,508	1.12%	3,056	1.14%	5,977	0.48%	4,294	0.63%	26,063	0.87%
March 31, 2013	8,083	2.20%	4,694	1.17%	3,183	1.20%	5,863	0.50%	4,440	0.61%	26,263	0.90%
December 31, 2012	7,936	2.24%	4,718	1.21%	3,154	1.22%	5,970	0.52%	4,682	0.61%	26,460	0.91%

(1)
On October 1, 2014, $78.5 million of preferred stock issued by CoBank was called, resulting in a loss of net effective spread of $2.1 million or 30 basis points in the corporate segment. The impact on consolidated net effective spread for fourth quarter 2014 was 7 basis points.

(2)
First quarter 2014 includes the impact in Rural Utilities of spread compression from the early refinancing of loans (41 basis points). Fourth quarter 2013 includes the impact in Farm & Ranch net effective spread of one-time adjustments for recovered buyout interest and yield maintenance (40 basis points in aggregate) and the impact in Rural Utilities of spread compression from the early refinancing of loans (26 basis points).

The following table presents quarterly core earnings reconciled to net income attributable to common stockholders for fourth quarter 2014 and each of the previous eight quarters:

Core Earnings by Quarter Ended
	December 2014	September 2014	June 2014	March 2014	December 2013	September 2013	June 2013	March 2013	December 2012

Revenues:
Net effective spread (1)	$25,911	$27,238	$26,349	$23,702	$27,144	$25,781	$26,063	$26,263	$26,460
Guarantee and commitment fees	6,628	6,680	6,916	7,049	7,130	7,046	6,954	6,792	6,764
Other (2)	(1,285)	(2,001)	(520)	(410)	427	(466)	3,274	186	393
Total revenues	31,254	31,917	32,745	30,341	34,701	32,361	36,291	33,241	33,617

Credit related (income)/expense:
(Release of)/provision for losses	(479)	(804)	(2,557)	674	12	(36)	(704)	1,176	1,157
REO operating expenses	48	1	59	2	3	35	259	126	47
Loss/(gains) on sale of REO	28	—	(168)	3	(26)	(39)	(1,124)	(47)	(629)
Total credit related (income)/expense	(403)	(803)	(2,666)	679	(11)	(40)	(1,569)	1,255	575

Operating expenses:
Compensation and employee benefits	4,971	4,693	4,889	4,456	4,025	4,523	4,571	4,698	5,752
General and administrative	2,992	3,123	3,288	2,794	3,104	2,827	2,715	2,917	2,913
Regulatory fees	600	593	594	594	594	593	594	594	594
Total operating expenses	8,563	8,409	8,771	7,844	7,723	7,943	7,880	8,209	9,259

Net earnings	23,094	24,311	26,640	21,818	26,989	24,458	29,980	23,777	23,783
Income tax expense/(benefit) (3)	4,858	6,327	(4,734)	4,334	5,279	6,263	7,007	6,081	5,914
Non-controlling interest	5,414	5,412	5,819	5,547	5,546	5,547	5,547	5,547	5,546
Preferred stock dividends	3,296	3,283	2,308	952	882	881	881	851	720
Core earnings	$9,526	$9,289	$23,247	$10,985	$15,282	$11,767	$16,545	$11,298	$11,603

Reconciling items (after-tax effects):
Unrealized (losses)/gains on financial derivatives and hedging activities	(3,717)	2,685	(3,053)	(2,395)	8,003	4,632	11,021	5,712	4,719
Unrealized gains/(losses) on trading assets	679	(21)	(46)	426	(50)	(407)	(212)	136	1,778
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(811)	(440)	(179)	(8,027)	(10,864)	(421)	(564)	(618)	(4,534)
Net effects of settlements on agency forwards	(30)	73	236	(176)	114	(158)	955	(338)	(102)
Lower of cost or fair value adjustments on loans held for sale	—	—	—	—	—	—	—	—	(3,863)
Net income attributable to common stockholders	$5,647	$11,586	$20,205	$813	$12,485	$15,413	$27,745	$16,190	$9,601

(1)
The difference between first quarter 2014 and fourth quarter 2013 net effective spread was due to the impact of one-time adjustments for recovered buyout interest and yield maintenance of $1.8 million in fourth quarter 2013, $0.6 million associated with the early refinancing of AgVantage securities and the recasting of certain Rural Utilities loans, and a lower day count in first quarter 2014.

(2)
Third quarter 2014 includes $17.9 million of interest expense related to securities purchased under agreements to resell and securities sold, not yet purchased and $16.4 million of unrealized gains on securities sold, not yet purchased. First quarter 2014 includes additional hedging costs of $0.6 million. Fourth quarter 2013 includes gains on the repurchase of debt of $1.5 million, partially offset by realized losses on the sale of available-for-sale securities of $0.9 million and additional hedging costs of $0.2 million. Second quarter 2013 includes $3.1 million of realized gains from the sale of an available-for-sale investment security.

(3)
Fourth quarter 2014 and second quarter 2014 reflect a reduction of $1.4 million and $11.6 million, respectively, in the tax valuation allowance against capital loss carryforwards related to capital gains on securities sold, not yet purchased. First quarter 2014 and fourth quarter 2013 reflect a reduction in tax valuation allowance of $0.9 million and $2.1 million, respectively, associated with certain gains on investment portfolio assets. Second quarter 2013 includes the reduction of $1.1 million of tax valuation allowance against capital loss carryforwards related to realized gains from the sale of an available-for-sale investment security.